Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE REPORTS SECOND QUARTER 2014 RESULTS

Company’s Conference Call to Discuss Results Rescheduled for Friday, July 25, at 8:00 a.m. ET

TAMPA, Fla. (July 24, 2014) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the three and six months ended June 30, 2014. As determined under generally accepted accounting principles (GAAP), the Company reported a second quarter of 2014 net loss of $7.5 million, or $0.17 per diluted share, compared with net income of $46.9 million, or $1.07 per diluted share, for the second quarter of 2013. The adjusted (non-GAAP) net loss for the second quarter of 2014 was $3.1 million, or $0.07 per diluted share, compared with adjusted net income of $59.2 million, or $1.35 per diluted share, for the second quarter of 2013.

In addition, WellCare is updating its outlook for adjusted net income per diluted share for the year ending December 31, 2014. At this time, the Company expects adjusted net income per diluted share to be between $2.20 and $2.50. The Company’s previous guidance for adjusted net income was for a range between $4.40 and $4.75 per diluted share.

“We are disappointed in the second quarter results and the revised 2014 outlook,” said Dave Gallitano, WellCare’s chairman of the board and CEO. “In assessing our results and outlook, we believe the focus should be on three issues. The first issue is the new population and utilization of services for the Florida Medicaid Managed Medical Assistance (MMA) program start-up. The second issue is claims reserve development and an increase in claims reserves to reflect our current estimate. The third issue is this quarter’s impairment and other charges, primarily related to Easy Choice’s continued poor performance. There are pluses and minuses to other aspects of our performance, but these would not have led to revised guidance.”

Compared with WellCare’s 2014 financial guidance as published on May 6, 2014, the primary factors affecting the change in the Company’s full year outlook are as follows:

▪
WellCare’s participation in the Florida MMA program commenced May 1, 2014, with the implementation of three regions. Three additional regions were implemented in June and one in July. WellCare’s final region will be implemented in August. Based on the Company’s experience to date with MMA members’ utilization of services, medical benefits expense now is forecast to be higher than previously expected. The increased medical expense negatively impacted the year 2014 outlook by approximately $73 to $80 million, or $1.05 to $1.15 per diluted share, as compared with the prior guidance. Consistent with past implementation of new programs, WellCare is pursuing improvements to care management and increased reimbursement in order to enhance the financial performance of the MMA program.

▪
In the second quarter of 2014, the Company recorded net unfavorable development of medical benefits payable amounting to $51.4 million, or $0.74 per diluted share, compared with net unfavorable development of $4.7 million, or $0.07 per diluted share, in the second quarter of 2013. Of the second quarter of 2014 reserve development, $29.1 million, or $0.42 per diluted share, was related to 2013 and prior years’ claims reserves. The unfavorable development resulted primarily from the Medicaid Health Plans segment. Consistent with the Company’s historical practice, the revised guidance for 2014 does not anticipate reserve development in future periods. Based on its reserve development experience over the past few quarters, the Company has refined certain assumptions associated with establishing claims reserves.

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WCG Reports Second Quarter 2014 Results

July 24, 2014

▪
The Company recorded charges of $24.1 million, or $0.35 per diluted share, in the second quarter of 2014 to primarily reflect the impairment of certain intangible assets associated with the Company’s 2012 acquisition of Easy Choice Health Plan, Inc. Easy Choice offers Medicare Advantage plans in certain counties in California.

▪
In the first quarter of 2014, the Company recorded a bargain purchase gain resulting from its acquisition of Windsor Health Group, Inc. (Windsor). In the second quarter of 2014, WellCare increased the bargain purchase gain by approximately $11.1 million, or $0.25 per diluted share, to reflect refined estimates of the fair value of certain tax benefits acquired as part of the transaction.

“With these steps, we believe that the Company has a strong foundation for future performance,” Gallitano said.

An update of elements comprising WellCare’s financial guidance is provided on page 4 of this news release.

Company Operations for the Second Quarter of 2014

The adjusted net loss per diluted share for the second quarter of 2014 of $0.07 is $1.42 lower compared with the $1.35 in adjusted net income per diluted share for same period in 2013. The decrease resulted primarily from reduced gross margin rates in all three of the Company’s segments and the impairment and other non-operating charges, primarily related to Easy Choice. These unfavorable variances were offset in part by higher revenues and a lower administrative expense ratio, as well as the increase in the Windsor bargain purchase gain.

Membership as of June 30, 2014, increased 36% to 3.9 million compared with membership as of June 30, 2013. Premium revenue for the second quarter of 2014 increased 35% year over year to $3.1 billion. Medical benefits expense for the second quarter of 2014 was $2.8 billion, an increase of 41% from the second quarter of 2013.

Selling, general and administrative (SG&A) expense as determined under GAAP was $229 million in the second quarter of 2014 compared with $205 million for the same period in 2013. Adjusted (non-GAAP) SG&A expense was $220 million in the first quarter of 2014, an increase of 18% from $186 million for the same period last year. The increase was driven primarily by increased membership, including membership associated with acquisitions. The adjusted administrative expense ratio was 7.1% in the second quarter of 2014 compared with 8.1% for the same period in 2013. The decrease in the ratio resulted from improved operating leverage and productivity gains, offset in part by investments in operational infrastructure and growth initiatives.

For the second quarter of 2014, operating expenses related to WellCare’s growth initiatives, including the Florida MMA program implementation, were $0.10 per diluted share. Expenses for infrastructure focused on quality, service, and productivity improvements amounted to $0.08 per diluted share.

Medicaid Health Plans Segment Operations

The Medicaid Health Plans segment membership increased by 363,000, or 20% year over year, to 2.2 million members as of June 30, 2014. The increase resulted mainly from growth in the Florida, Kentucky, and Georgia programs. These gains were offset partially by the Company’s departure from the Ohio Medicaid program in June 2013. Premium revenue was $1.8 billion for the second quarter of 2014, an increase of 36% year over year, and was driven by the increase in enrollment and changes in the geographic and demographic mix of membership, as well as higher per member per month rates relating to the Florida MMA membership.

In the second quarter of 2014, WellCare recorded $21.3 million for the anticipated Affordable Care Act (“ACA”) industry fee expense related to the Medicaid Health Plans segment. The Company recorded anticipated Medicaid state ACA industry fee reimbursements of $33.2 million, based on arrangements reached with seven states. For all seven states, the reimbursement includes the fee amount plus a gross-up for the non-tax deductibility of the fee. The second quarter of 2014 reimbursement was approximately 87% of the expected full reimbursement for the quarter. The unreimbursed portion decreased the Company’s net income per diluted share by $0.07. WellCare’s 2014 guidance continues to reflect the expectation that state Medicaid programs will reimburse the Company for the ACA industry fee and the related impact to the Company’s income tax expense.

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WCG Reports Second Quarter 2014 Results

July 24, 2014

The Medicaid Health Plans segment gross margin rate for the second quarter of 2014 was 7.0%, a decrease of 550 basis points compared with the second quarter of 2013. The decrease resulted mainly from a higher medical benefits ratio (MBR). The segment MBR of 93.5% for the second quarter of 2014 increased 600 basis points from the second quarter of 2013 primarily due to the higher net unfavorable prior period reserve development recorded during the second quarter of 2014.

Medicare Health Plans Segment Operations

The Medicare Health Plans segment membership as of June 30, 2014, increased by 123,000 year over year, or 45%, to 395,000 members. Medicare Advantage plans membership as of June 2014 was 349,000, an increase of 28%, or 77,000 members. Premium revenue for the quarter grew 29% year over year to $978 million. The growth resulted primarily from organic sales activity primarily in New York, California, Texas, and Florida, as well as the Company’s Windsor acquisition.

The Medicare Health Plans segment gross margin rate for the second quarter of 2014 was 10.4%, a decrease of 310 basis points compared with the second quarter of 2013. The decrease resulted from lower premium rates and the implementation of the ACA industry fee. The segment MBR of 88.3% for the second quarter of 2014 increased 180 basis points from the second quarter of 2013, mainly as a result of reimbursement pressure.

Medicare Prescription Drug Plans Segment Operations

The Medicare Prescription Drug Plans (PDPs) segment membership as of June 30, 2014, increased 546,000 year over year, or 71%, to 1.3 million members. The increase primarily was due to the outcome of the 2014 bids, as well as the inclusion of membership from the Windsor acquisition. Premium revenue for the quarter increased 60% to $297 million, primarily due to the increase in membership, offset in part by a lower average premium per member.

The PDP segment gross margin rate for the second quarter of 2014 was 6.4%, a decrease of 320 basis points year over year, as a result of the higher segment MBR as well as the implementation of the ACA industry fee. The segment MBR for the second quarter of 2014 of 92.6% increased 210 basis points compared with the second quarter of 2013. The increase resulted from the outcome of the 2014 bids and higher utilization of branded medications, particularly by members who enrolled in the Company’s plans beginning in January 2014. Higher utilization and unit costs for specialty medications also contributed to the increase in the MBR.

Cash Flow and Financial Condition

Net cash used in operating activities was $246.6 million for the six months ended June 30, 2014, compared with net cash used in operating activities of $48.6 million for the six months ended June 30, 2013. The increase in cash used resulted primarily from the timing of the receipt of certain premium payments. These payments were received early in July.

As of June 30, 2014, unregulated cash and investments were approximately $206.4 million, compared with $488.0 million as of March 31, 2014. The decrease in unregulated cash and investments resulted mainly from funding required for various subsidies and other payments due to the Company from the Centers for Medicare & Medicaid Services (CMS) associated with Medicare PDPs and Medicare Advantage plans. These CMS subsidies and payments include, among others, the catastrophic reinsurance subsidy and various premium and cost sharing subsidies for low income members, as well as the CMS risk corridor. Growth in WellCare’s PDP and Medicare Advantage membership and drug unit costs has resulted in higher subsidy payments compared with prior years that are due to the Company from CMS.

Medical benefits payable was $1.4 billion as of June 30, 2014, compared with $1.1 billion as of March 31, 2014. Days in claims payable (DCP) were 44 days as of June 30, 2014, compared with 39 days as of March 31, 2014, and 40 days as of June 30, 2013. The increase resulted primarily from reserves established in conjunction with the recent growth of WellCare’s Medicaid programs, particularly in Florida and Kentucky.

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WCG Reports Second Quarter 2014 Results

July 24, 2014

Financial Outlook

The Company is updating its financial outlook for the year ending December 31, 2014:

•	Adjusted net income per diluted share is expected to be between approximately $2.20 and $2.50. The previous guidance was for adjusted net income per diluted share of between $4.40 and $4.75.

•
Premium revenue is expected to be between $12.3 and $12.4 billion. The Company previously anticipated premium revenue to be between $12.0 and $12.1 billion. The increase results from improved growth outlooks for all of the Company’s segments.

•	Premium revenue rates of change and MBRs for each of the Company’s segments are anticipated to be as follows:

Segment	Premium Revenue Year-over-Year Change	MBR
Medicaid Health Plans	Increase 31% to 32%	90.25% to 90.75%
Medicare Health Plans	Increase 25% to 26%	88.25% to 88.75%
Medicare PDPs	Increase 48% to 49%	90.25% to 90.75%

•	The adjusted administrative expense ratio is expected to be between 7.8% and 7.9%. Previous guidance was for the adjusted administrative expense ratio to be between 8.4% and 8.5%.

•	The ACA industry fee expense is expected to be approximately $137 million.

•	Interest expense is anticipated to be approximately $39 million.

•	The effective income tax rate is expected to be between 53% and 54%.

The Company’s revised outlook includes the acquisition of certain assets of Healthfirst Health Plan of New Jersey, Inc., which closed effective July 1, 2014. Please refer to the “Basis of Presentation” information in this news release for information about the determination of the Company’s measurements and ratios.

Webcast

A discussion of WellCare’s second quarter of 2014 results will be webcast live on Friday, July 25, 2014, beginning at 8:00 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast is available via the Company’s web site at www.wellcare.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company serves approximately 3.9 million members nationwide as of June 30, 2014. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the Company’s performance. Following is a description of the calculation of important GAAP and non-GAAP measures used in this news release.

Premium revenue as described in this news release excludes Medicaid state premium taxes revenue and Medicaid state reimbursements of the ACA industry fee.

Gross margin is determined as the difference of premium revenue and the sum of Medicaid state premium taxes revenue, medical benefits expense and ACA industry fee expense. The gross margin rate is determined by gross margin divided by the difference of premium revenue and Medicaid state premium tax revenue.

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WCG Reports Second Quarter 2014 Results

July 24, 2014

The Company measures MBRs excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP), which are equal to medical benefits expense divided by the difference of premium revenue and the sum of Medicaid state premium taxes revenue and Medicaid state ACA industry fee reimbursements revenue. The Company’s 2014 Medicaid MBR guidance uses this non-GAAP definition of MBR. MBRs as determined under GAAP are equal to medical benefits expense divided by total premium revenues.

Net income and certain other operating results are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs. Management believes these government investigation-related expenses are not indicative of long-term business operations.

Adjusted SG&A expense (non-GAAP) is equal to SG&A expense less certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs.

The adjusted administrative expense ratio (non-GAAP) is equal to adjusted SG&A expense divided by the difference of total revenues and the sum of Medicaid state premium taxes revenue and Medicaid state ACA industry fee reimbursements revenue. The administrative expense ratio (GAAP) is equal to SG&A expense divided by total premium revenues.

Please refer to the schedules in this news release that provide supplemental information that reconcile results determined under GAAP to non-GAAP results.

The schedules contained in this news release may contain totals that do not foot due to rounding.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook and reimbursement of the ACA industry fee by state Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, WellCare’s ability to estimate and manage medical benefits expense effectively, WellCare’s ability to negotiate with its state Medicaid customers regarding reimbursement of the ACA industry fee and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) DATA
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Premium	$3,087.7	$2,306.5	$6,021.8	$4,537.5
Medicaid state premium taxes	18.6	20.9	35.7	42.2
ACA industry fee reimbursement	33.2	–	57.2	–
Total premium	3,139.5	2,327.4	6,114.7	4,579.7
Investment and other income	12.4	4.7	22.9	9.1
Total revenues	3,151.9	2,332.1	6,137.6	4,588.8

Expenses:
Medical benefits	2,834.3	2,015.9	5,464.2	4,003.2
Selling, general and administrative	228.9	205.4	474.2	418.8
ACA industry fee	36.3	–	68.6	–
Medicaid state premium taxes	18.6	20.9	35.7	42.2
Depreciation and amortization	15.0	10.6	29.6	20.8
Interest	9.3	2.1	18.5	3.8
Impairment and other charges	24.1	–	24.1	–
Total expenses	3,166.5	2,254.9	6,114.9	4,488.8
(Loss) income from operations	(14.6)	77.2	22.7	100.0
Bargain purchase gain	11.1	–	39.4	–
(Loss) income before income taxes	(3.5)	77.2	62.1	100.0
Income tax expense	4.0	30.3	25.5	31.6
Net (loss) income	$(7.5)	$46.9	$36.6	$68.4

Net (loss) income per common share:
Basic	$(0.17)	$1.08	$0.83	$1.58
Diluted	$(0.17)	$1.07	$0.83	$1.56

Weighted average common shares outstanding:
Basic	43,867,449	43,478,267	43,834,748	43,401,824
Diluted	43,867,449	43,926,957	44,123,050	43,939,709

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in millions except share data)

	June 30, 2014	Dec. 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,114.2	$1,482.5
Investments	222.4	314.7
Premiums receivable, net	965.7	490.7
Pharmacy rebates receivable, net	291.3	165.5
Receivables from government partners	111.8	–
Funds receivable for the benefit of members	261.5	93.5
Deferred ACA industry fees	68.6	–
Income taxes receivable	27.9	7.1
Prepaid expenses and other current assets, net	145.8	115.0
Deferred income tax asset	31.6	23.7
Total current assets	3,240.8	2,692.7

Property, equipment and capitalized software, net	154.8	147.4
Goodwill	244.9	236.8
Other intangible assets, net	98.5	66.5
Long-term investments	227.7	80.4
Restricted investments	145.6	82.5
Other assets	37.2	144.4
Total Assets	$4,149.5	$3,450.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$1,371.2	$953.4
Unearned premiums	12.2	0.2
ACA industry fee liability	137.2	–
Accounts payable	17.4	22.3
Other accrued expenses and liabilities	354.6	187.7
Current portion of amount payable related to investigation resolution	34.6	36.2
Other payables to government partners	17.2	37.3
Total current liabilities	1,944.4	1,237.1

Deferred income tax liability	40.1	55.4
Amount payable related to investigation resolution	–	34.1
Long-term debt	600.0	600.0
Other liabilities	5.2	6.2
Total liabilities	2,589.7	1,932.8

Commitments and contingencies	–	–

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,885,465 and 43,766,645 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	0.4	0.4
Paid-in capital	493.7	489.4
Retained earnings	1,066.0	1,029.4
Accumulated other comprehensive loss	(0.3)	(1.3)
Total stockholders' equity	1,559.8	1,517.9
Total Liabilities and Stockholders' Equity	$4,149.5	$3,450.7

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in millions)

	For the Six Months Ended June 30,
	2014	2013
Cash used in operating activities:
Net income	$36.6	$68.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29.6	20.8
Equity-based compensation expense	6.2	7.0
Bargain purchase gain	(39.4)	–
Impairment and other charges	24.1	–
Deferred ACA industry fee amortization	68.6	–
Incremental tax benefit from equity-based compensation	(0.3)	(2.6)
Deferred taxes, net	(3.2)	12.4
Provision for doubtful receivables	7.8	5.5
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(395.5)	(166.5)
Pharmacy rebates receivable, net	(93.6)	(0.3)
Prepaid expenses and other current assets, net	(7.8)	3.1
Medical benefits payable	306.9	86.5
Unearned premiums	7.7	–
Accounts payable and other accrued expenses	(6.6)	(44.8)
Other payables to government partners	(131.9)	(20.7)
Amount payable related to investigation resolution	(35.7)	(36.2)
Income taxes receivable/payable, net	(20.5)	18.6
Other, net	0.4	0.2
Net cash used in operating activities	(246.6)	(48.6)

Cash provided by (used in) investing activities:
Acquisitions, net of cash acquired	164.2	(40.5)
Cash advanced for acquisitions	(27.0)	–
Purchases of investments	(264.4)	(297.7)
Proceeds from sale and maturities of investments	257.5	236.8
Purchases of restricted investments	(65.1)	(26.0)
Proceeds from maturities of restricted investments	8.5	14.3
Additions to property, equipment and capitalized software, net	(27.9)	(30.9)
Net cash provided by (used in) investing activities	45.8	(144.0)

Cash (used in) provided by financing activities:
Proceeds from debt, net of financing costs paid	–	228.5
Proceeds from exercises of stock options	0.2	5.0
Incremental tax benefit from equity-based compensation	0.3	2.6
Repurchase and retirement of shares to satisfy tax withholding requirements	(2.4)	(2.8)
Payments on debt	–	(19.0)
Payments on capital leases	(0.7)	(0.7)
Funds (paid) received for the benefit of members, net	(164.9)	73.6
Net cash (used in) provided by financing activities	(167.5)	287.2

(Decrease) increase in cash and cash equivalents	(368.3)	94.6
Balance at beginning of period	1,482.5	1,100.5
Balance at end of period	$1,114.2	$1,195.1

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$49.1	$3.5
Cash paid for interest	$17.8	$2.5

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$1.3	$1.3

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited; dollars in millions, except per share data)

EBITDA reflects the impact of earnings or charges resulting from matters that some investors may not consider to be indicative of ongoing operations. In calculating Adjusted EBITDA, the Company adjusts for certain non-cash items as well as certain administrative expenses and resolution costs related to government investigations and related litigation. Management believes that these expenses are not indicative of long-term business performance.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Year Ended
	2014	2013	2014	2013	Dec. 31, 2013

Net (loss) income	$(7.5)	$46.9	$36.6	$68.4	$175.3
Add backs:
Income tax expense	4.0	30.3	25.5	31.6	103.0
Interest expense	9.3	2.1	18.5	3.8	11.9
Depreciation and amortization	15.0	10.6	29.6	20.8	44.1
EBITDA	20.8	89.9	110.2	124.6	334.3
Adjustments:
Bargain purchase gain	(11.1)	–	(39.4)	–	–
Impairment and other charges	24.1	–	24.1	–	2.8
Subtotal	33.8	89.9	94.9	124.6	337.1
Government investigations and related litigation expense	9.0	19.3	18.6	41.2	57.3
Adjusted EBITDA	$42.8	$109.2	$113.5	$165.8	$394.4

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
MEMBERSHIP INFORMATION
(Unaudited)

	As of June 30,
	2014	2013
Medicaid Health Plans Membership by State:
Florida	681,000	478,000
Georgia	617,000	574,000
Kentucky	392,000	225,000
Illinois	132,000	143,000
New York	108,000	89,000
All other states	231,000	289,000
Total Medicaid Health Plans Membership	2,161,000	1,798,000

Medicaid Health Plans Membership by Program:
TANF	1,680,000	1,382,000
CHIP	223,000	213,000
SSI, ABD, and duals	246,000	177,000
Other programs	12,000	26,000
Total Medicaid Health Plans Membership	2,161,000	1,798,000

Medicare Health Plans:
Medicare Advantage plans	349,000	272,000
Medicare Supplement insurance	46,000	–
Total Medicare Health Plans	395,000	272,000

Medicare Prescription Drug Plans	1,318,000	772,000

Total Membership	3,874,000	2,842,000

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SEGMENT PREMIUM REVENUE INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Premium revenue:
Medicaid Health Plans:
Kentucky	$565.2	$281.6	$1,054.4	$578.1
Georgia	391.3	361.9	749.4	729.5
Florida	386.5	264.4	688.3	525.4
Other states	469.7	453.2	918.3	817.2
ACA industry fee reimbursement	33.2	–	57.2	–
Medicaid state premium taxes	18.6	20.9	35.7	42.2
Total Medicaid Health Plans	1,864.5	1,382.0	3,503.3	2,692.4

Medicare Health Plans:
Medicare Advantage plans	953.5	760.0	1,891.9	1,478.9
Medicare Supplement insurance	24.4	–	49.4	–
Total Medicare Health Plans	977.9	760.0	1,941.3	1,478.9

Medicare Prescription Drug Plans	297.1	185.4	670.1	408.4
Total Premium Revenue	$3,139.5	$2,327.4	$6,114.7	$4,579.7

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SEGMENT GROSS MARGIN INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Medicaid Health Plans Segment:
Premium revenue	$1,864.5	$1,382.0	$3,503.3	$2,692.4
Medicaid state premium taxes	18.6	20.9	35.7	42.2
Premium revenue excluding Medicaid state premium taxes	1,845.9	1,361.1	3,467.6	2,650.2
Medical benefits expense	1,695.2	1,191.0	3,084.5	2,321.7
Subtotal	150.7	170.1	383.1	328.5
ACA industry fee expense	21.3	–	40.2	–
Gross margin	$129.4	$170.1	$342.9	$328.5
Gross margin rate	7.0%	12.5%	9.9%	12.4%

Premium revenue excluding Medicaid state premium taxes	$1,845.9	$1,361.1	$3,467.6	$2,650.2
Medicaid state ACA industry fee reimbursements	33.2	–	57.2	–
Premium revenue excluding Medicaid state premium taxes and ACA industry fee reimbursements	$1,812.7	$1,361.1	$3,410.4	$2,650.2
Medical benefits ratio:
Total premium revenues (GAAP)	90.9%	86.2%	88.0%	86.2%
Excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP)	93.5%	87.5%	90.4%	87.6%

Medicare Health Plans Segment:
Premium revenue	$977.9	$760.0	$1,941.3	$1,478.9
Medical benefits expense	864.0	657.3	1,715.5	1,282.9
Subtotal	113.9	102.7	225.8	196.0
ACA industry fee expense	11.9	–	22.6	–
Gross margin	$102.0	$102.7	$203.2	$196.0

Gross margin rate	10.4%	13.5%	10.5%	13.3%
Medical benefits ratio	88.3%	86.5%	88.4%	86.7%

Prescription Drug Plans Segment:
Premium revenue	$297.1	$185.4	$670.1	$408.4
Medical benefits expense	275.1	167.6	664.2	398.6
Subtotal	22.0	17.8	5.9	9.8
ACA industry fee expense	3.1	–	5.8	–
Gross margin	$18.9	$17.8	$0.1	$9.8

Gross margin rate	6.4%	9.6%	0.0%	2.4%
Medical benefits ratio	92.6%	90.5%	99.1%	97.6%

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
COMPANY GROSS MARGIN INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Company
Premium revenue	$3,139.5	$2,327.4	$6,114.7	$4,579.7
Medicaid state premium taxes	18.6	20.9	35.7	42.2
Premium revenue excluding Medicaid state premium taxes	3,120.9	2,306.5	6,079.0	4,537.5
Medical benefits expense	2,834.3	2,015.9	5,464.2	4,003.2
Subtotal	286.6	290.6	614.8	534.3
ACA industry fee expense	36.3	–	68.6	–
Gross margin	$250.3	$290.6	$546.2	$534.3
Gross margin rate	8.0%	12.6%	9.0%	11.8%

Total premium revenues (GAAP)	$3,139.5	$2,327.4	$6,114.7	$4,579.7
less: Medicaid state premium taxes	18.6	20.9	35.7	42.2
less: Medicaid state ACA industry fee reimbursements	33.2	–	57.2	–
Premium revenue net of Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements	$3,087.7	$2,306.5	$6,021.8	$4,537.5
Medical benefits ratio:
Total premium revenues (GAAP)	90.3%	86.6%	89.4%	87.4%
Excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP)	91.8%	87.4%	90.7%	88.2%

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
ADMINISTRATIVE EXPENSE RATIO INFORMATION
 (Unaudited; dollars in millions)

The Company reports administrative expense ratio on an adjusted or non-GAAP basis modified to reflect the impact of Medicaid state premium taxes, ACA industry fee reimbursement revenue and expenses associated with government investigations and related litigation on this ratio.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Company premium revenue:
As determined under GAAP	$3,139.5	$2,327.4	$6,114.7	$4,579.7
Medicaid state premium taxes	(18.6)	(20.9)	(35.7)	(42.2)
ACA industry fee reimbursement	(33.2)	–	(57.2)	–
Total premium revenue net of premium taxes and ACA industry fee reimbursement	$3,087.7	$2,306.5	$6,021.8	$4,537.5

Administrative expense ratio:
As determined under GAAP	7.3%	8.8%	7.8%	9.1%
Impact of Medicaid state premium taxes	0.0%	0.1%	0.0%	0.1%
Impact of ACA industry fee reimbursement	0.1%	–	0.0%	–
Selling, general and administrative expense adjustments(a)	(0.3%)	(0.8%)	(0.3%)	(0.9%)
Adjusted (Non-GAAP)	7.1%	8.1%	7.5%	8.3%

(a)
Results from expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation resolution for each of the respective periods, which dollar amounts are disclosed on the schedules above.

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WCG Reports Second Quarter 2014 Results

July 24, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in millions except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended June 30, 2014				For the Three Months Ended June 30, 2013
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$228.9	$(9.0)	(a) (b)	$219.9	$205.4	$(19.3)	(a) (b)	$186.1
Income tax expense	$4.0	$4.6	(c)	$8.6	$30.3	$7.0	(c)	$37.3
Net income (loss)	$(7.5)	$4.4		$(3.1)	$46.9	$12.3		$59.2

Net income (loss) per share:
Basic	$(0.17)	$0.10		$(0.07)	$1.08	$0.28		$1.36
Diluted	$(0.17)	$0.10		$(0.07)	$1.07	$0.28		$1.35

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $8.8 million and $18.7 million, respectively, for the quarters ended June 30, 2014 and 2013.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.2 million and $0.6 million, respectively, for the quarters ended June 30, 2014 and 2013.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $4.6 million and $7.0 million, respectively, for the quarters ended June 30, 2014 and 2013, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	For the Six Months Ended June 30, 2014				For the Six Months Ended June 30, 2013
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$474.2	$(18.6)	(a) (b)	$455.6	$418.8	$(41.2)	(a) (b)	$377.6
Income tax expense	$25.5	$8.6	(c)	$34.1	$31.6	$22.9	(c)	$54.5
Net income	$36.6	$10.0		$46.6	$68.4	$18.3		$86.7

Net income per share:
Basic	$0.83	$0.23		$1.06	$1.58	$0.42		$2.00
Diluted	$0.83	$0.23		$1.06	$1.56	$0.41		$1.97

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $17.8 million and $39.8 million, respectively, for the six months ended June 30, 2014 and 2013.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.8 million and $1.4 million, respectively, for the six months ended June 30, 2014 and 2013.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $8.6 million and $22.9 million, respectively, for the six months ended June 30, 2014 and 2013, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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